Exhibit 10.11

Realty Capital International Inc.
Jennings Securities LLC
300 Park Avenue, 17th Floor
New York, N.Y. 10022
Richard B. Jennings
President
Tel: (212) 829-5537
Fax: (212) 829-5538
richard.jennings@jsllc.com
November 5, 2004
Mr. Frank Spencer
Cogdell Spencer Advisors Inc.
4401 Barclay Downs Drive
Charlotte, NC 28209-4670
Dear Frank:
This letter will serve as an agreement between Cogdell Spencer Advisors Inc. and its affiliates (together, the “Company”) and Realty Capital International Inc. and Jennings Securities LLC (together, the “Advisor”) regarding the Advisor providing financial advisory and consulting services to the Company with respect to the initial public or private offering (the “Offering”) by a new real estate investment trust or C-corporation (together defined as the “REIT”) to be sponsored by the Company. The Advisor’s services shall be on an exclusive basis.
The Advisor shall provide the following services to the Company:
(a)	The Advisor shall advise the Company on structuring the Offering in order to accomplish the Company’s objectives, including maximizing the Company’s ownership of the REIT, minimizing its costs and obtaining the most favorable terms for the Company and the REIT.

(b)	The Advisor shall advise the Company on its selection of an investment banking firm, introduce the Company to investment banking firms and work with the Company’s chosen investment banker as the Company’s advocate to structure and successfully sell the Offering to the best advantage of the Company. This work will include among other things negotiating with the underwriters and advising the Company on deal points, including pricing, structure, acquisitions, pro forma cash flow, debt levels, dividend yield and payout ratio, G&A expenses, management compensation, underwriting fees and other costs and any other matter concerning the Offering that the Company wishes.

The Company reserves the exclusive right to approve the terms of any transaction or to abandon any course of action, and the Advisor cannot commit the Company to any terms or closing. The Advisor is not an agent of the Company authorized to act for the Company absent specific written instructions. The Company acknowledges that the Advisor is not guaranteeing that any Offering shall take place.
For the above services, the Company agrees to pay or cause to be paid to the Advisor the following compensation:
(1) The Company shall pay or cause to be paid to the Advisor a monthly advisory fee equal to $10,000 per month starting December 1, 2004 and continuing every 30 days through the closing of the IPO. The monthly advisory fees shall not be credited against the Success Fee, if any.
(2) In addition, upon the closing of the Offering, the REIT shall pay or cause to be paid to the Advisor a success fee (the “Success Fee”) equal to one half of one percent (0.5%) of the gross offering proceeds, including any overallotment proceeds taken down by the underwriters, payable out of the Offering proceeds. The gross proceeds of the Offering are calculated before deduction of any reserves, holdbacks, tenant improvements, leasing commissions, costs, fees or expenses or any kind.
If for any reason the Company terminates work on an Offering, the Company may stop paying the Advisor monthly advisory fees; provided, however, if the Company restarts work on an Offering within 12 months of such termination, the Company agrees to restart using the Advisor as its consultant on the Offering and to restart paying the Advisor the above monthly advisory fees and, upon the closing of the Offering, the Success Fee. The Company’ obligations in this regard shall survive the termination or expiration of this Agreement.
The Company also agrees to reimburse the Advisor on a monthly basis for its reasonably incurred out-of-pocket expenses, including economy air and car travel and related travel expenses and express mail expenses incurred by the Advisor in discharging its obligations under this Agreement. The Advisor must obtain the pre-approval of any expense exceeding $500 prior to requesting reimbursement and must show copies of all receipts. The Company’s obligations in this regard shall survive the termination or expiration of this Agreement.
The Advisor agrees to preserve the confidentiality of all materials and information about the Company, the REIT, their properties, relationships, advantageous business dealings, potential acquisitions and the like and agrees to use this information only in the performance of its assignment for the Company and the REIT.
This letter constitutes the entire agreement between the parties hereto with respect to the Offering and supersedes all prior agreements, and there are no additional agreements or understandings of any kind either written or oral which relate to the subject matter hereof. Only a written instrument executed by both the Company and the Advisor may modify this agreement. This agreement shall bind and inure to the benefit of the respective parties hereto, their successors, heirs or assigns.
The individuals signing on behalf of the parties warrant and represent that they have the authority to sign this Agreement on behalf of the parties.
If this letter correctly sets forth our understanding of the matters set forth above, please so confirm by countersigning and returning this letter, whereupon this letter will be deemed a binding agreement which shall be construed and governed by the laws of the State of New York applicable to contracts made within such State without giving effect to its conflicts of laws principles or rules.

Sincerely, Realty Capital International Inc. Jennings Securities LLC
By:	/s/ Richard B. Jennings
Richard B. Jennings, President

Agreed and accepted as of the
19 day of    November   , 2004

Cogdell Spencer Advisors Inc.

By:	/s/ Frank Spencer Frank Spencer, President